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                                                                  EXHIBIT 4.1(a)

                  FIRST SUPPLEMENTAL INDENTURE (the "Supplement"), dated as of January 6, 2000, between Valassis Communications, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Company and the Trustee have executed and delivered the Indenture, dated as of November 15, 1994 (the "Indenture"), providing for the issuance thereunder by the Company, and the authentication and delivery by the Trustee, of the Company's 9.55% Senior Notes due 2003 (the "Notes");

                  WHEREAS, Section 1102 of the Indenture authorizes the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes, to amend, from time-to-time, the Indenture by supplemental indenture for the purposes therein set forth;

                  WHEREAS, the holders of not less than a majority in aggregate principal amount of the Notes have consented to the amendments to the Indenture set forth herein and the Company, by appropriate corporate action, has determined to supplement the Indenture in the manner described below, and all acts or proceedings necessary to authorize and constitute this Supplement a valid and binding agreement in accordance with the terms hereof, have been done and taken.

                  NOW, THEREFORE, in consideration of the premises herein, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective holders of the Notes from time-to-time, as follows:

                  Section 1.  Indenture Supplement.

                  (a) Section 101 of the Indenture shall be amending by adding the following defined terms:

                  "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (i) all income tax expense of the Company and its consolidated Subsidiaries, (ii) depreciation expense of the Company and its consolidated Subsidiaries, (iii) amortization expense of the Company and its consolidated Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), and (iv) all other non-cash charges of the Company and its consolidated Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period.

                  "Funded Debt" of any Person means, as at any date as of which any determination thereof is being or is to be made, any Indebtedness of such person that by its terms (i) will mature more than one year after the date it was issued,


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incurred,  assumed or guaranteed by such Person, or (ii) will mature one year or less after the date it was issued, incurred, assumed or guaranteed by such Person which at such date of determination may be renewed or extended at the election or option of such Person so as to mature more than one year after such date of determination.

                  "Funded Debt to EBITDA Ratio" as of any date of determination means the ratio of (i) Funded Debt to (ii) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of determination for which internal financial statements are available; provided, however, that if the Company or any Subsidiary shall have made an acquisition of assets which constitutes all or substantially all of the assets of a business, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

                  (b) Section 1208(a) of the Indenture shall be amended and restated in its entirety as follows:

                  "(a) The Company shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payment if, after giving effect thereto,
(i) any Default shall have occurred and be continuing or (ii) the aggregate amount of such payments made subsequent to January 12, 1999 would exceed the sum of (1) 50% (or if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the aggregate Consolidated Net Income from November 16, 1998 through the date of determination, (2) the aggregate net proceeds (including cash and the Fair Market Value of Property other than cash) received by the Company, subsequent to January 12, 1999, from capital contributions from any of its stockholders or from the issuance or sale (other than to a Subsidiary), subsequent to January 12, 1999, of shares of its Capital Stock of any class (or rights or warrants to subscribe for or purchase shares of Capital Stock of any class), other than Redeemable Stock, or of any convertible securities or debt obligations which have been converted into, exchanged for or satisfied by the issuance of shares of Capital Stock of any class of the Company and (3) $75,000,000. Notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries may make any Restricted Payment if, pro forma for such Restricted Payment, the Funded Debt to EBITDA Ratio would have been equal to or less than 1.0.

                  Section 2.  Indenture   to  Remain  in  Effect.   The
Indenture, as amended and supplemented by this Supplement, shall remain in full force and effect.

                  Section 3. GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

                  Section 4. Counterparts. This Supplement may be executed in one or more counterparts, each of which shall be an original, but such counterparts together shall construe one and the same instrument.

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                  IN WITNESS WHEREOF,  the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the day and year first above written.

                                      VALASSIS COMMUNICATIONS, INC.


                                      By:
                                         --------------------------
                                         Name:
                                         Title:


                                      THE BANK OF NEW YORK


                                      By:
                                         --------------------------
                                         Name:
                                         Title:


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